UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 29, 2024
BellRing Brands, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39093		87-3296749
(State or other jurisdiction of incorporation)	(Commission File Number)		(IRS Employer Identification No.)

2503 S. Hanley Road	St. Louis	Missouri	63144
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code: (314) 644-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	BRBR	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 8.01.    Other Events.

On February 29, 2024, the Board of Directors (the “Board”) of BellRing Brands, Inc. (the “Company”) approved, effective March 11, 2024 (the “Effective Date”), a $300 million share repurchase authorization (the “New Authorization”) and cancelled, effective March 11, 2024, its existing $80 million share repurchase authorization, which was approved by the Board on May 3, 2023 and became effective on the same date (the “Existing Authorization”). The Company had repurchased approximately $79 million of shares of common stock under the Existing Authorization as of February 29, 2024. The New Authorization extends for a two-year period beginning on the Effective Date, and the Company may begin repurchasing shares under the New Authorization on the Effective Date. Repurchases may be made from time to time in the open market, in private purchases, through forward, derivative, accelerated repurchase or automatic purchase transactions, or otherwise. The New Authorization does not, however, obligate the Company to acquire any particular amount of shares, and repurchases may be suspended or terminated at any time at the Company’s discretion. The amount and timing of repurchases are subject to a variety of factors including liquidity, share price, market conditions and legal requirements. A press release announcing the approval of the New Authorization and the cancellation of the Existing Authorization is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated February 29, 2024
104	Cover Page Interactive Data File (the cover page iXBRL tags are embedded within the Inline XBRL document)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 29, 2024	BellRing Brands, Inc.
(Registrant)

	By:	/s/ Craig L. Rosenthal
	Name:	Craig L. Rosenthal
	Title:	Chief Legal Officer and Secretary